Exhibit 99.1

Good evening,

We are writing with exciting news: Imagination Technologies has signed an agreement to acquire MIPS Technologies!

Imagination and MIPS have both issued public announcements about this news. You can read Imagination’s press release here, and MIPS’ own press release, which also shares details of the sales of certain patent properties to Bridge Crossing LLC, here.

Imagination’s CEO Hossein Yassaie will be onsite at MIPS Sunnyvale on Tuesday. He and I will share more details about this exciting news, and answer any questions you may have, in an employee all-hands meeting at MIPS Headquarters at 11:30 a.m. Pacific Time on Tuesday.

If you are in Sunnyvale, please join us in the Finance area. If you are calling in from another location, please join us by phone at                           . To access the presentation that will be shown during the meeting, please visit this link. The passcode for both the phone and web conference is                    .

We will be holding a second all-hands meeting via conference call/web conference at 4:00 p.m. Pacific for our employees in the Asia Pacific Region. To access that conference, please join us by phone at                       . To access the presentation that will be shown during the meeting, please visit this link. The passcode for both the phone and web conference is                      .

Best Regards,

Sandeep